Filed Pursuant to Rule 424(b)(3)

Registration No. 333-228501

PROSPECTUS

8,069,406 Shares of Common Stock

RITTER PHARMACEUTICALS, INC.

This prospectus relates to the resale or other disposition by the selling stockholders identified in this prospectus of up to 8,069,406 shares of our common stock. Of these shares, 4,615,379 shares are issuable upon the conversion of our Series B convertible preferred stock, 1,146,341 shares are issuable upon the conversion of our Series C convertible preferred stock, and 2,307,686 shares are issuable upon the exercise of outstanding warrants to purchase our common stock, all issued to the selling stockholders in connection with a private placement we completed on November 5, 2018.

We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of common stock by the selling stockholders. To the extent the warrants are exercised for cash, if at all, we will receive the exercise price of the warrants.

The selling stockholders or their pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 11 for more information about how the selling stockholders may sell or dispose of their shares of common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “RTTR.” On November 30, 2018, the last reported sale price of our common stock was $0.89 per share.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page 5 of this prospectus and in the documents incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 3, 2018

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, certain selling stockholders may from time to time sell the shares of common stock described in this prospectus in one or more offerings.

We have not authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any shares other than the registered shares to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares are sold on a later date.

You should read this prospectus together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This prospectus may contain references to our trademark and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

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PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated in this prospectus by reference. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read this entire prospectus, including each of the documents incorporated herein by reference, before making an investment decision. As used in this prospectus, the terms “we,” “us,” “our,” “the Company” and “Ritter” mean Ritter Pharmaceuticals, Inc.

Overview

Ritter Pharmaceuticals, Inc. develops novel therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases. Our lead product candidate, RP-G28, has the potential to become the first drug approved by the Food and Drug Administration for the treatment of lactose intolerance, a condition that affects millions worldwide. RP-G28 has been studied in Phase 2 clinical trials and is now in Phase 3 clinical development with its first Phase 3 study currently underway. We are further exploring the functionality and discovering the therapeutic potential that gut microbiome changes may have on treating/preventing a variety of conditions including: gastrointestinal cancer, metabolic, and liver diseases.

Our first novel microbiome modulator, RP-G28, an orally administered, high purity galacto-oligosaccharide, is currently under development for the treatment of lactose intolerance. RP-G28 is designed to selectively stimulate the growth of lactose-metabolizing bacteria in the colon, thereby effectively adapting the gut microbiome to assist in digesting lactose (the sugar found in milk) that reaches the large intestine.

Our current Phase 3 clinical program includes two confirmatory clinical trials of similar trial design as our Phase 2b clinical trial. The first Phase 3 clinical trial was initiated in the second quarter of 2018.

Corporate Information

We were formed as a Nevada limited liability company on March 29, 2004 under the name Ritter Natural Sciences, LLC. On September 16, 2008, we converted into a Delaware corporation under the name Ritter Pharmaceuticals, Inc. Our principal executive offices are located at 1880 Century Park East, Suite 1000, Los Angeles, CA 90067, and our telephone number is (310) 203-1000. Our website address is www.ritterpharmaceuticals.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

Summary of Private Placement

On November 5, 2018, or the Closing, we closed a private placement, or the Private Placement, pursuant to a securities purchase agreement, dated as of October 30, 2018, or the Securities Purchase Agreement, between us and the selling stockholders. At the Closing, we issued 6,000 shares of our Series B convertible preferred stock (convertible into 4,615,379 shares of our common stock) and warrants to purchase 2,307,686 shares of our common stock at an exercise price per share of $1.30 (subject to customary adjustments in the event of future stock splits and dividends), or the Warrants, to the selling stockholders.

Pursuant to the terms of the Securities Purchase Agreement, at the Closing, certain selling stockholders participating in the Private Placement who owned shares of our outstanding Series A convertible preferred stock exchanged their shares of Series A convertible preferred stock for shares of our Series C convertible preferred stock (convertible into 1,146,341 shares of our common stock), on a one-for-one basis, or the Exchange. The maximum aggregate number of shares of common stock that may be issued by the Company upon conversion of the Series C convertible preferred stock is limited to 1,146,354 shares, or the Exchange Cap, representing 19.99% of the shares of our common stock outstanding immediately prior to execution of the Securities Purchase Agreement, unless we obtain stockholder approval to issue shares in excess of the Exchange Cap in accordance with the applicable rules of the Nasdaq Capital Market.

The aggregate gross proceeds from the Private Placement were approximately $6.0 million. We intend to use the net proceeds from the Private Placement to fund operations, including our ongoing Phase 3 clinical trial for RP-G28 through its completion and dissemination of top-line results, and for working capital and general corporate purposes.

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A.G.P./Alliance Global Partners, or A.G.P., served as the sole placement agent for the Private Placement. Roth Capital Partners, LLC acted as a financial advisor for the transaction.

As part of the Private Placement, we entered into a registration rights agreement with the selling stockholders, or the Registration Rights Agreement, pursuant to which we agreed to file a registration statement to register for resale the shares of common stock issuable upon conversion of the shares of Series B convertible preferred stock and the Series C convertible preferred stock and upon the exercise of the Warrants issued in the Private Placement, within 30 days following the Closing. We are required to use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act of 1933, as amended, or the Securities Act, as soon as practicable, but in no event later than 60 days after the Closing (or 90 days in the event of a full review of the registration statement by the SEC). We agreed to keep the registration statement effective until all registrable securities may be sold pursuant to Rule 144 under the Securities Act, without the need for current public information or other restriction. We also agreed, among other things, to indemnify the selling stockholders under the registration statements from certain liabilities and to pay all fees and expenses incident to our performance of or compliance with the Registration Rights Agreement.

The issuance of the Series B convertible preferred stock, the Series C convertible preferred stock and the Warrants in connection with the Private Placement was exempt from registration under the Securities Act pursuant to the exemption for transactions by an issuer not involving a public offering under Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. Please see “Description of Capital Stock” for a description of the Series B convertible preferred stock, the Series C convertible preferred stock and the Warrants and the Registration Rights Agreement.

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The Offering

Selling stockholders	Institutional and accredited investors who purchased shares of our Series B convertible preferred stock and Warrants in the Private Placement, including certain investors who received Series C convertible preferred stock in the Exchange.

Common stock offered by the selling stockholders	Up to 8,069,406 shares, including 4,615,379 shares of our common stock issuable upon conversion of shares of our Series B convertible preferred stock, 1,146,341 shares of our common stock issuable upon conversion of our Series C convertible preferred stock, and 2,307,686 shares of our common stock issuable upon exercise of the Warrants.

Use of proceeds	We will not receive any proceeds from the sale or other disposition of the shares of common stock offered hereby. However, if all of the Warrants were exercised for cash, we would receive gross proceeds of approximately $3.0 million. We currently intend to use such proceeds, if any, to fund operations, including our ongoing Phase 3 clinical trial for RP-G28 through its completion and dissemination of top-line results, and for working capital and general corporate purposes.

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus, and any other risk factors described in the documents incorporated by reference herein, for a discussion of factors that you should carefully consider before deciding to invest in our common stock.

Nasdaq Capital Market symbol	RTTR

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RISK FACTORS

An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as updated by our subsequent filings with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated herein by reference, together with the information in this prospectus and any other information incorporated by reference into this prospectus. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition or results of operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in our common stock.

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FORWARD-LOOKING STATEMENTS

This prospectus and the information and documents incorporated by reference in this prospectus contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding:

●	our ability to obtain additional financing;

●	the accuracy of our estimates regarding expenses, future revenues and capital requirements;

●	the success and timing of our preclinical studies and clinical trials;

●	our ability to obtain and maintain regulatory approval of RP-G28 and any other product candidates we may develop, and the labeling under any approval we may obtain;

●	regulatory developments in the United States and other countries;

●	the performance of third-party manufacturers;

●	our ability to develop and commercialize RP-G28 and any other product candidates that we may develop in the future;

●	our ability to obtain and maintain intellectual property protection for RP-G28 and any other product candidates we may develop in the future;

●	the successful development of our sales and marketing capabilities;

●	the potential markets for RP-G28 and any other product candidates we may develop in the future and our ability to serve those markets;

●	the rate and degree of market acceptance of our products, if approved;

●	the success of competing drugs that are or become available; and

●	the loss of key scientific or management personnel.

Any or all of our forward-looking statements included or incorporated by reference in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many factors mentioned in our discussion included or incorporated by reference in this prospectus will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from expected results.

We also provide a cautionary discussion of risks and uncertainties under “Risk Factors” in this prospectus. Other factors besides those discussed could also adversely affect us.

Without limiting the foregoing, the words “believe,” “anticipate,” “plan,” “expect,” “estimate,” “may,” “will,” “should,” “could,” “would,” “seek,” “intend,” “continue,” “project,” and similar expressions are intended to identify forward-looking statements. There are a number of factors and uncertainties that could cause actual events or results to differ materially from those indicated by such forward-looking statements, many of which are beyond our control, including the factors discussed under “Risk Factors” herein. In addition, the forward-looking statements contained herein represent our estimate only as of the date of this prospectus and should not be relied upon as representing our estimate as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock in this offering by the selling stockholders. The selling stockholders will receive all of the proceeds from this offering.

A portion of the shares covered by this prospectus are issuable upon exercise of the Warrants to purchase shares of our common stock. Pursuant to conditions set forth in the warrants, the warrants are exercisable under certain circumstances on a cashless basis, and should a selling stockholder elect to exercise on a cashless basis we will not receive any proceeds from the sale of common stock issued upon the cashless exercise of the warrant. The holders of the Warrants are not obligated to exercise their Warrants, and we cannot predict whether holders of the Warrants will choose to exercise all or any of their Warrants or if they will do so for cash or on a cashless basis. However, if all of the Warrants were exercised for cash, we would receive gross proceeds of approximately $3.0 million. We currently intend to use such proceeds, if any, to fund operations, including our ongoing Phase 3 clinical trial for RP-G28 through its completion and dissemination of top-line results, and for working capital and general corporate purposes.

We have agreed to pay all costs, expenses and fees relating to the registration of the shares of our common stock covered by this prospectus. The selling stockholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale or other disposition by them of the shares covered hereby.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders upon conversion of the Series B convertible preferred stock and Series C convertible preferred stock and upon exercise of the Warrants. For additional information regarding the issuances of those securities, see “Prospectus Summary—Summary of Private Placement” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.

Except for the sale and issuance of the shares of the Series B convertible preferred stock, the Series C convertible preferred stock and the Warrants in the Private Placement and the Exchange, and except as otherwise disclosed in the footnotes below, the selling stockholders have not had any material relationship with us within the past three years. To our knowledge, none of the selling stockholders are affiliates of broker-dealers.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock of each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, as of the Closing, assuming full conversion of the Series B convertible preferred stock and Series C convertible preferred stock and full exercise of the Warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercises. The third column lists the number of shares of common stock being offered by the selling stockholders in this prospectus.

In accordance with the terms of the Registration Rights Agreement with the selling stockholders, this prospectus generally covers the resale of (i) the shares of common stock issuable upon conversion in full of the shares of Series B convertible preferred stock issued to the selling stockholders in the Private Placement (assuming the shares of Series B convertible preferred stock are converted in full without regard to the limitation described below), (ii) the shares of common stock issuable upon conversion in full of the shares of Series C convertible preferred stock issued to certain selling stockholders in the Exchange (assuming the shares of Series C convertible preferred stock are converted in full without regard to the limitation described below), and (iii) the maximum number of shares of common stock issuable upon exercise of the Warrants issued to the selling stockholders in the Private Placement (assuming the Warrants are exercised in full without regard to the limitation described below). The fourth and fifth columns list the number of shares of common stock and percentage of our outstanding common stock to be held by the selling stockholder assuming the sale of all of the shares of common stock offered by the selling stockholders pursuant to this prospectus.

Pursuant to the Certificates of Designation of Preferences, Right and Limitations for our Series B convertible preferred stock and Series C convertible preferred stock, our shares of Series B convertible preferred stock and Series C convertible preferred stock may not be converted by the selling stockholders, at their election, if such conversion would cause such selling stockholders, together with their affiliates and attribution parties, to beneficially own a number of shares of common stock that would exceed 4.99% of our then outstanding common stock following such conversion (subject to adjustment up to 9.99% upon the fulfillment of certain conditions).

Similarly, under the terms of the Warrants, the selling stockholders, at their election, may not exercise the Warrants to the extent such exercise would cause such selling stockholders, together with their affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise (subject to adjustment up to 9.99% upon the fulfillment of certain conditions), excluding for purposes of such determination shares of common stock issuable upon exercise of the Warrants which have not been exercised.

The number of shares in the first and second columns below does not reflect the limitations set forth in the preceding paragraphs. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(1)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(1)	Number of Shares of Common Stock Owned After Offering(2)	Percentage of Class Following the Offering(2)
Armistice Capital Master Fund, Ltd.	4,369,230	(3)	3,307,691	1,061,539	15.8%
Sabby Volatility Warrant Master Fund, Ltd.	1,201,523	(4)	576,923	624,600	10.1%
Medpace, Inc.	865,384	(5)	865,384	0	—
Bigger Capital Fund, LP	738,460	(6)	663,460	75,000	1.3%
District 2 Capital Fund LP	663,460	(7)	663,460	0	—
Alpha Capital Anstalt	723,263	(8)	723,263	0	—
Iroquois Capital Investment Group LLC	317,307	(9)	317,307	0	—
Steven G. Lampe	288,460	(10)	288,460	0	—
Steven Lampe and Jill Lampe JTWROS	288,460	(11)	288,460	0	—
Iroquois Master Fund Ltd.	259,614	(12)	259,614	0	—
Matthew W. Foehr	142,580	(13)	115,384	27,196	*

*	Less than one percent of our outstanding shares of common stock.

(1)	Assumes the conversion of all shares of our Series B convertible preferred stock and Series C convertible preferred stock and the exercise for cash of all of the warrants held by the selling stockholders that are currently exercisable, irrespective of limitations on conversion or exercise, as applicable.

(2)	Represents the number of shares of common stock that will be beneficially owned by the selling stockholder after completion of this offering based on the assumptions that (i) all of the shares of common stock registered for resale by the registration statement of which this prospectus is a part will be sold and (ii) no other shares of common stock will be acquired or sold by the selling stockholder before completion of this offering. However, the selling stockholder may sell all, part or none of its shares of common stock offered pursuant to this prospectus and may sell all, part or none of its common stock pursuant to one or more exemptions from the registration provisions of the Securities Act. Applicable percentage ownership following the offering is based on 5,734,639 shares of common stock that would be outstanding following the offering if all shares registered by this prospectus are sold in the offering. Shares of common stock that may be acquired by a selling stockholder within 60 days, pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such selling stockholder, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other selling stockholder.

(3)

The number of shares of common stock beneficially owned by Armistice Capital Master Fund, Ltd. consists of (i) 61,539 shares of common stock, (ii) 1,538,461 shares of common stock issuable upon the conversion of shares of Series B convertible preferred stock, (iii) 1,000,000 shares of common stock issuable upon the conversion of shares of Series C convertible preferred stock, and (ii) 1,769,230 shares of common stock issuable upon the exercise of warrants (including 769,230 shares issuable upon the exercise of the Warrants purchased in the Offering). Armistice Capital, LLC is an investment manager to Armistice Capital Master Fund, Ltd. and Steven J. Boyd, the chief investment officer of Armistice Capital, LLC, may be deemed to have voting and investment power with respect to the securities held by Armistice Capital Master Fund, Ltd. The selling stockholder’s address is c/o Armistice Capital, LLC, 510 Madison Ave, 7th Floor New York, NY 10022.

(4)	The number of shares of common stock beneficially owned by Sabby Volatility Warrant Master Fund, Ltd. consists of (i) 149,600 shares of common stock, (ii) 384,615 shares of common stock issuable upon the conversion of shares of Series B convertible preferred stock, and (iii) 667,308 shares of common stock issuable upon the exercise of warrants (including 192,308 shares issuable upon the exercise of the Warrants purchased in the Offering). The selling stockholder has indicated that Hal Mintz has voting and investment power over the shares held by it and that Sabby Management, LLC serves as its investment manager. Mr. Mintz is the manager of Sabby Management, LLC. Each of Sabby Management, LLC and Mr. Mintz disclaim beneficial ownership over these shares except to the extent of any pecuniary interest therein. The selling stockholder’s address is c/o Sabby Management, LLC, 10 Mountainview Road, Suite 205, Upper Saddle River, NJ 07458.

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(5)	The number of shares of common stock beneficially owned by Medpace, Inc. consists of (i) 576,923 shares of common stock issuable upon the conversion of shares of Series B convertible preferred stock and (ii) 288,461 shares of common stock issuable upon the exercise of the Warrants. Medpace, Inc., a clinical research organization, provides certain services to us related to the management and execution of our clinical trials related to RP-628. The selling stockholder’s address is 5375 Medpace Way, Cincinnati, Ohio 45227.

(6)	The number of shares of common stock beneficially owned by Bigger Capital Fund, LP consists of (i) 442,307 shares of common stock issuable upon the conversion of shares of Series B convertible preferred stock and (ii) 296,153 shares of common stock issuable upon the exercise of warrants (including 221,153 shares of common stock issuable upon the exercise of the Warrants purchased in the Offering). The selling stockholder has indicated that Bigger Capital GP, LLC, the general partner of Bigger Capital Fund, LP, and Michael Bigger, the managing member of Bigger Capital GP, LLC, each has voting and investment power over the shares held by it. The selling stockholder’s address is 159 Jennings Road, Cold Spring Harbor, New York 11724.

(7)	The number of shares of common stock beneficially owned by District 2 Capital Fund LP consists of (i) 442,307 shares of common stock issuable upon the conversion of shares of Series B convertible preferred stock and (ii) 221,153 shares of common stock issuable upon the exercise of the Warrants. The selling stockholder has indicated that District 2 GP LLC, the general partner of District 2 Capital LP, and Michael Bigger, the managing member of District 2 Capital Fund LP, each has voting and investment power over the shares held by it. The selling stockholder’s address is 175 W. Carver St., Huntington, New York 11743.

(8)	The number of shares of common stock beneficially owned by Alpha Capital Anstalt consists of (i) 384,615 shares of common stock issuable upon the conversion of shares of Series B convertible preferred stock, (ii) 146,341 shares of common stock issuable upon the conversion of shares of Series C convertible preferred stock, and (iii) 192,307 shares of common stock issuable upon the exercise of the Warrants. The selling stockholder has indicated that Konrad Ackerman has voting and investment power over the shares held by it. The selling stockholder’s address is c/o LH Financial Services Corp., 510 Madison Avenue, Suite 1400, New York, New York 10022.

(9)	The number of shares of common stock beneficially owned by Iroquois Capital Investment Group LLC consists of (i) 211,538 shares of common stock issuable upon the conversion of shares of Series B convertible preferred stock and (ii) 105,769 shares of common stock issuable upon the exercise of the Warrants. The selling stockholder’s address is 205 East 42nd Street, 20th Floor, New York, New York 10017.

(10)	The number of shares of common stock beneficially owned by Steven G. Lampe consists of (i) 192,307 shares of common stock issuable upon the conversion of shares of Series B convertible preferred stock and (ii) 96,153 shares of common stock issuable upon the exercise of the Warrants. This number does not include the 288,460 shares described in footnote 11, of which the selling stockholder is also a beneficial owner. The selling stockholder’s address is Lampe Conway & Co. LLC, 680 Fifth Avenue, 12th Floor, New York, New York 10019.

(11)	The number of shares of common stock beneficially owned by Steven Lampe and Jill Lampe JTWROS consists of (i) 192,307 shares of common stock issuable upon the conversion of shares of Series B convertible preferred stock and (ii) 96,153 shares of common stock issuable upon the exercise of the Warrants. This number does not include the 288,460 shares described in footnote 10, of which Steven Lampe is also a beneficial owner. The selling stockholders’ address is Lampe Conway & Co. LLC, 680 Fifth Avenue, 12th Floor, New York, New York 10019.

(12)	The number of shares of common stock beneficially owned by Iroquois Master Fund Ltd. consists of (i) 173,076 shares of common stock issuable upon the conversion of shares of Series B convertible preferred stock and (ii) 86,538 shares of common stock issuable upon the exercise of the Warrants. The selling stockholder’s address is 205 East 42nd Street, 20th Floor, New York, New York 10017.

(13)	The number of shares of common stock beneficially owned by Matthew W. Foehr consists of (i) 27,196 shares of common stock (including 3,945 shares of common stock issuable upon the exercise of stock options held by the selling stockholder that are currently exercisable or exercisable within 60 days), (ii) 76,923 shares of common stock issuable upon the conversion of shares of Series B convertible preferred stock, and (iii) 38,461 shares of common stock issuable upon the exercise of the Warrants. Mr. Foehr serves as director on our board of directors. The selling stockholder’s address is c/o Ritter Pharmaceuticals, Inc., 1880 Century Park East, #1000, Los Angeles, California 90067.

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PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

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The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our Amended and Restated Certificate of Incorporation, the Certificates of Designation of Preferences, Right and Limitations for our Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock and our Amended and Restated Bylaws, which have been publicly filed with the SEC. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Our authorized capital stock consists of:

●	225,000,000 shares of common stock, par value $0.001 per share; and

●	15,000,000 shares of preferred stock, par value $0.001 per share, of which 9,500 shares have been designated Series A convertible preferred stock, 6,000 shares have been designated Series B convertible preferred stock and 1,880 shares have been designated Series C convertible preferred stock.

In addition to the descriptions set forth below, please refer to our other publicly filed documents incorporated herein by reference, which describe our other outstanding warrants, registration rights, equity incentive plans and other securities.

Common Stock

As of November 20, 2018, there were 5,734,639 shares of our common stock outstanding.

Pursuant to the terms of our Amended and Restated Certificate of Incorporation, the holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to terms of preferred stock. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of our common stock will have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to our common stock.

Series A Convertible Preferred Stock

The rights of the Series A convertible preferred stock are set forth in the Certificate of Designation of Preferences, Right and Limitations. A total of 9,500 shares of Series A convertible preferred stock are authorized for issuance under the Certificate of Designation of Preferences, Right and Limitations, and a total of 4,080 shares of Series A convertible preferred stock were outstanding as of November 20, 2018. The shares of Series A convertible preferred stock have a stated value of $1,000 per share and have a conversion price of $4.00 per share (subject to customary adjustment in the event of future stock dividends and stock splits).

Rank. The Series A convertible preferred stock rank on parity to our common stock.

Conversion. Each share of Series A convertible preferred stock is convertible into shares of our common stock (subject to customary adjustment in the event of future stock dividends and stock splits) at any time at the option of the holder at a conversion price of $4.00 (subject to customary adjustment in the event of future stock dividends and stock splits). Holders of Series A convertible preferred stock will be prohibited from converting Series A convertible preferred stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding.

Liquidation Preference. In the event of our liquidation, dissolution or winding-up, holders of Series A convertible preferred stock will be entitled to receive the same amount that a holder of our common stock would receive if the Series A convertible preferred stock were fully converted into shares of our common stock at the conversion price (disregarding for such purposes any conversion limitations) which amounts shall be paid pari passu with all holders of common stock.

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Voting Rights. Shares of Series A convertible preferred stock generally have no voting rights, except as required by law and except that the affirmative vote of the holders of a majority of the then outstanding shares of Series A convertible preferred stock is required to, (a) alter or change adversely the powers, preferences or rights given to the Series A convertible preferred stock, (b) amend our certificate of incorporation or other charter documents in any manner that materially adversely affects any rights of the holders, (c) increase the number of authorized shares of Series A convertible preferred stock, or (d) enter into any agreement with respect to any of the foregoing.

Dividends. Shares of Series A convertible preferred stock are not entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series A convertible preferred stock participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption. We are not obligated to redeem or repurchase any shares of Series A convertible preferred stock. Shares of Series A convertible preferred stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Exchange Listing. The Series A convertible preferred stock is not listed on any national securities exchange or other nationally recognized trading system.

Series B Convertible Preferred Stock

The rights of the Series B convertible preferred stock are set forth in the Certificate of Designation of Preferences, Right and Limitations. A total of 6,000 shares of Series B convertible preferred stock are authorized for issuance under the Certificate of Designation of Preferences, Right and Limitations, and a total of 6,000 shares of Series B convertible preferred stock were outstanding as of November 20, 2018. The shares of Series B convertible preferred stock have a stated value of $1,000 per share and have a conversion price of $1.30 per share (subject to customary adjustment in the event of future stock dividends and stock splits).

Rank. The Series B convertible preferred stock rank on parity to our common stock.

Conversion. Each share of Series B convertible preferred stock is convertible into shares of our common stock (subject to adjustment as provided in the related Certificate of Designation of Preferences, Rights and Limitations) at any time at the option of the holder at a conversion price of $1.30 (subject to customary adjustment in the event of future stock dividends and stock splits). Holders of Series B convertible preferred stock will be prohibited from converting Series B convertible preferred stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding.

Liquidation Preference. In the event of our liquidation, dissolution or winding-up, holders of Series B convertible preferred stock will be entitled to receive the same amount that a holder of our common stock would receive if the Series B convertible preferred stock were fully converted into shares of our common stock at the conversion price (disregarding for such purposes any conversion limitations) which amounts shall be paid pari passu with all holders of common stock.

Voting Rights. Shares of Series B convertible preferred stock generally have no voting rights, except as required by law and except that the affirmative vote of the holders of a majority of the then outstanding shares of Series B convertible preferred stock is required to, (a) alter or change adversely the powers, preferences or rights given to the Series B convertible preferred stock, (b) amend our certificate of incorporation or other charter documents in any manner that materially adversely affects any rights of the holders, (c) increase the number of authorized shares of Series B convertible preferred stock, or (d) enter into any agreement with respect to any of the foregoing.

Dividends. Shares of Series B convertible preferred stock are not entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series B convertible preferred stock participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

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Redemption. We are not obligated to redeem or repurchase any shares of Series B convertible preferred stock. Shares of Series B convertible preferred stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Exchange Listing. The Series B convertible preferred stock is not listed on any national securities exchange or other nationally recognized trading system.

Series C Convertible Preferred Stock

The rights of the Series C convertible preferred stock are set forth in the Certificate of Designation of Preferences, Right and Limitations. A total of 1,880 shares of Series C convertible preferred stock are authorized for issuance under the Certificate of Designation of Preferences, Right and Limitations, and a total of 1,880 shares of Series C convertible preferred stock were outstanding as of November 20, 2018. The shares of Series C convertible preferred stock have a stated value of $1,000 per share and have a conversion price of $1.64 per share (subject to customary adjustment in the event of future stock dividends and stock splits).

Rank. The Series C convertible preferred stock rank on parity to our common stock.

Conversion. Each share of Series C convertible preferred stock is convertible into shares of our common stock (subject to adjustment as provided in the related Certificate of Designation of Preferences, Rights and Limitations) at any time at the option of the holder at a conversion price of $1.64 (subject to customary adjustment in the event of future stock dividends and stock splits). Holders of Series C convertible preferred stock will be prohibited from converting Series C convertible preferred stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding.

Liquidation Preference. In the event of our liquidation, dissolution or winding-up, holders of Series C convertible preferred stock will be entitled to receive the same amount that a holder of our common stock would receive if the Series C convertible preferred stock were fully converted into shares of our common stock at the conversion price (disregarding for such purposes any conversion limitations) which amounts shall be paid pari passu with all holders of common stock.

Voting Rights. Shares of Series C convertible preferred stock generally have no voting rights, except as required by law and except that the affirmative vote of the holders of a majority of the then outstanding shares of Series C convertible preferred stock is required to, (a) alter or change adversely the powers, preferences or rights given to the Series C convertible preferred stock, (b) amend our certificate of incorporation or other charter documents in any manner that materially adversely affects any rights of the holders, (c) increase the number of authorized shares of Series C convertible preferred stock, or (d) enter into any agreement with respect to any of the foregoing.

Dividends. Shares of Series C convertible preferred stock are not entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series C convertible preferred stock participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption. We are not obligated to redeem or repurchase any shares of Series C convertible preferred stock. Shares of Series C convertible preferred stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Exchange Listing. The Series C convertible preferred stock is not listed on any national securities exchange or other nationally recognized trading system.

Warrants

Prior to the Offering, there were warrants to purchase an aggregate of 6,105,332 shares of the Company’s common stock outstanding. These warrants are all vested and exercisable, have exercise prices ranging from $4.40 to $93.00 per share, with a weighted average exercise price of $5.20 (subject to adjustment), and expire at various dates through October 2022.

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Warrants to purchase an additional 2,307,686 shares of our common stock were issued to the selling stockholders in the Offering. These Warrants have an exercise price per share of $1.30 (subject to customary adjustment in the event of future stock dividends and stock splits).

Registration Rights Agreement

As part of the Private Placement, we entered into the Registration Rights Agreement, pursuant to which we agreed to file this registration statement to register for resale the shares of common stock issuable upon conversion of the shares of Series B convertible preferred stock and the Series C convertible preferred stock and upon the exercise of the Warrants issued in the Private Placement, within 30 days following the Closing. We are required to use our reasonable best efforts to cause this registration statement to be declared effective under the Securities Act, as soon as practicable, but in no event later than 60 days after the Closing (or 90 days in the event of a full review of the registration statement by the SEC). We agreed to keep this or any subsequent registration statement effective until all registrable securities may be sold pursuant to Rule 144 under the Securities Act, without the need for current public information or other restriction. We also agreed, among other things, to indemnify the selling stockholders under the registration statements from certain liabilities and to pay all fees and expenses incident to our performance of or compliance with the Registration Rights Agreement.

Aspire Capital Registration Rights

We are a party to a registration rights agreement with Aspire Capital Fund, LLC, in which we agreed to file one or more registration statements as permissible and necessary to register under the Securities Act, the sale of the shares of our common stock that have been and may be issued to Aspire Capital Fund, LLC, under that certain Common Stock Purchase Agreement, dated May 2, 2017, by and between us and Aspire Capital Fund, LLC.

Anti-Takeover Effects of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

The provisions of Delaware law and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, or the DGCL. Section 203 prohibits a publicly-held Delaware corporation from engaging in a ‘business combination’ with an ‘interested stockholder’ for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a ‘business combination’ is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an ‘interested stockholder’ is a person who, together with his or her affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.

Election and Removal of Directors. Except as may otherwise be provided by the DGCL, any director or the entire board of directors may be removed, with or without cause, at an annual meeting or a special meeting called for that purpose, by the affirmative vote of the majority of the votes cast by the shares of our capital stock present in person or represented by proxy at such meeting and entitled to vote thereon, provided a quorum is present. Vacancies on our board of directors resulting from the removal of directors and newly created directorships resulting from any increase in the number of directors may be filled solely by the affirmative vote of a majority of the remaining directors then in office (although less than a quorum) or by the sole remaining director. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of our directors. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors.

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Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our Amended and Restated Bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days or more than 120 days prior to the anniversary of the previous year’s annual meeting.

Special Meetings of Stockholders. Special meetings of the stockholders may be called at any time only by the board of directors, the Chairman of the board of directors, the Chief Executive Officer or the President, subject to the rights of the holders of any series of preferred stock then outstanding.

Blank-Check Preferred Stock. Our board of directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a ‘poison pill’ to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.

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LEGAL MATTERS

The validity of the shares offered by this prospectus will be passed upon by Reed Smith LLP, New York, New York.

EXPERTS

Mayer Hoffman McCann P.C., our independent registered public accounting firm, has audited our balance sheets as of December 31, 2017 and 2016, and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2017, as set forth in their report, which report expresses an unqualified opinion and includes an explanatory paragraph relating to our ability to continue as a going concern. We have incorporated by reference our financial statements in this prospectus and in this registration statement in reliance on the report of Mayer Hoffman McCann P.C. given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus forms a part. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this document the information we have filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference and the exhibits, may be obtained at the SEC’s public reference room or at the SEC’s website at http://www.sec.gov or by writing to the SEC and paying a fee for the copying cost. We incorporate by reference the documents listed below:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 19, 2018;

●	our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 15, 2018;

●	our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2018, June 30, 2018 and September 30, 2018, filed with the SEC on May 15, 2018, August 14, 2018 and November 9, 2018, respectively;

●	the portions of our Current Reports on Form 8-K that are deemed “filed” with the SEC under the Exchange Act, filed with the SEC on March 1, 2018, March 22, 2018, April 13, 2018, May 7, 2018, May 29, 2018, June 27, 2018, July 2, 2018, November 5, 2018 and November 6, 2018;

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●	the description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act as filed with SEC on June 15, 2015, including any subsequent amendments or reports filed for the purpose of updating such description; and

●	all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of offerings under this prospectus, including all such documents we may file with the SEC after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement, are deemed to be incorporated by reference into, and to be a part of, this prospectus, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not considered “filed” under the Exchange Act.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits to the Registration Statement) call or write us at the following address:

Ritter Pharmaceuticals, Inc.
1880 Century Park East #1000

Los Angeles, CA 90067

Attention: Corporate Secretary

(310) 203-1000

Copies of these filings are also available through the “Investor” section of our website at www.ritterpharmaceuticals.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

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Ritter Pharmaceuticals, Inc.

8,069,406 Shares

Common Stock

PROSPECTUS

December 3, 2018